Exhibit 4.56

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE IMMEDIATELY PRECEDING THREE MONTHS MAY RESELL THIS NOTE OR A BENEFICIAL INTEREST HEREIN.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), A NEW YORK CORPORATION, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1)	REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2)	AGREES FOR THE BENEFIT OF AMYRIS, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO, AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)	TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B)	PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

(C)	TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D)	PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.[1]

________________________

[1] The restricted legend shall be deemed removed from the face of this security without further action of the Company, the Trustee, or the Holders of this security at such time as the Company instructs the Trustee to remove such legend pursuant to Section 3.08 of the Indenture and upon such removal, the CUSIP number shall be 03236M AF8.

AMYRIS, INC.

9.5% Convertible Senior Notes due 2019

No. R-1	U.S. $57,605,000

CUSIP NO.   03236M AD3

ISIN NO.      US03236MAD39

Amyris, Inc., a company duly incorporated and validly existing under the laws of the state of Delaware in the United States of America (herein called the “Company”), which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of FIFTY SEVEN MILLION SIX HUNDRED AND FIVE THOUSAND UNITED STATES DOLLARS (U.S. $57,605,000) (which amount may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, in accordance with the rules and procedures of the Depositary and in accordance with the below referred Indenture) on April 15, 2019. The Principal Amount of Physical Notes and interest thereon (to the extent paid in cash), as provided on the reverse hereof, shall be payable at the Corporate Trust Office and at any other office or agency maintained by the Company for such purpose. In the case of cash payment, the Paying Agent will pay principal of any Note and interest thereon, and, in the case of payment made in Common Stock, the Transfer Agent will issue Common Stock in payment of principal (or conversion) on any Note and interest thereon, as provided on the reverse hereof, in immediately available funds, in the case of cash payment, or in Common Stock, in the case of payment in shares of Common Stock, to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global note, on each Interest Payment Date, Fundamental Change Purchase Date or other payment date, as the case may be.

Reference is made to the further provisions of this Note set forth on the reverse hereof, including, without limitation, provisions giving the Holder the right to convert this Note into shares of Common Stock of the Company and to the ability and obligation of the Company to purchase this Note upon certain events, in each case, on the terms and subject to the limitations referred to on the reverse hereof and as more fully specified in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place. Capitalized terms used but not defined herein shall have such meanings as are ascribed to such terms in the Indenture. In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall control.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee or a duly authorized authenticating agent under the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

AMYRIS

By: /s/ John Melo

Name: John Melo

Title: President

Date: October 20, 2015

[Signature Page to Global Note (No. R-1)]

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

Dated: October 20, 2015

WELLS FARGO BANK, NATIONAL

ASSOCIATION, as Trustee

[Signature Page to Global Note (R-1)]

AMYRIS, INC.

9.50% Convertible Senior Notes due 2019

This Note is one of a duly authorized issue of Notes of the Company, designated as its 9.50% Convertible Senior Notes due 2019 (the “Notes”), initially limited in aggregate principal amount to $57,605,000, which amount may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, in accordance with the rules and procedures of the Depositary and in accordance with the below referred Indenture) all issued or to be issued under and pursuant to an Indenture dated as of October 20, 2015 (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), to which the Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes. The Indenture provides that Additional Notes may be issued thereunder, if certain conditions are met.

Interest. The Notes will bear interest at a rate of 9.50% per year. Interest on the Notes will accrue from, and including, October 20, 2015, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on each Interest Payment Date, beginning April 15, 2016.

Method of Payment. The Company may elect to pay interest entirely in cash or entirely in Common Stock. The Company may elect to pay interest in Common Stock, subject to the Exchange Cap limitation in Section 6.04. If the Company elects to pay interest in cash it shall be made in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. If the Company elects to pay interest in shares of Common Stock, the number of shares issuable will be based upon a price equal to 92.5% of the simple average of the daily VWAP per share for Common Stock for the Averaging Period, as calculated and determined by the Company. On or before the fifth Trading Day before the start of the applicable Averaging Period, the Company shall notify the Holders, the Trustee and the Transfer Agent of whether it will make such interest payment in cash or in shares of Common Stock; provided that, if no such notice is given, the Company shall be deemed to have notified the Holders that it will pay interest in cash. If the Company chooses to make such payment in shares of Common Stock, on or before the third Trading Day following the applicable Interest Payment Date, the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company Fast Automated Securities Transfer Program and the Holder or its designee has an account with DTC, credit the number of shares of Common Stock payable as an interest payment to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program and the Holder or its designee has an account with DTC, issue and dispatch by overnight courier to each Holder, a certificate, registered in the Company’s share register in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder is entitled in connection with such payment.

Pursuant to Section 8.03 of the Indenture and Section 2(c) of the Registration Rights Agreement, in certain circumstances, the Holders of Notes shall be entitled to receive Additional Interest. Payments of the Fundamental Change Repurchase Price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate for the Notes from the required date of payment.

Interest will be paid to the person in whose name a Note is registered at the Close of Business on the April 1 or October 1 (whether or not such date is a Business Day), as the case may be, immediately preceding the relevant Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Interest will cease to accrue on a Note upon its maturity, conversion or repurchase in connection with a Fundamental Change.

Ranking. The Notes constitute a general unsecured and unsubordinated obligation of the Company.

No Redemption at the Option of the Company. The Notes may not be redeemed at the option of the Company and no sinking fund is provided for the Notes.

Purchase at the Option of the Holder Upon a Fundamental Change. Subject to the terms and conditions of the Indenture, the Company shall become obligated, at the option of the Holder, to repurchase the Notes if a Fundamental Change occurs at any time prior to the Maturity Date at 100% of the Principal Amount together with accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date, which amount will be paid in cash.

Withdrawal of Fundamental Change Purchase Notice. Holders have the right to withdraw, in whole or in part, any Fundamental Change Purchase Notice by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture, or in the case of Notes held in book entry form, in accordance with the Applicable Procedures of DTC. The right to withdraw the Fundamental Change Purchase Notice will terminate at the Close of Business on the Business Day immediately preceding the relevant Fundamental Change Purchase Date.

Payment of Fundamental Change Purchase Price. If money sufficient to pay the Fundamental Change Purchase Price of all Notes or portions thereof to be purchased on a Fundamental Change Purchase Date is deposited with the Paying Agent on the Fundamental Change Purchase Date, such Notes will cease to be outstanding and interest will cease to accrue on such Notes (or portions thereof) immediately after the Close of Business on such Fundamental Change Purchase Date, and the Holder thereof shall have no other rights as such (other than the right to receive the Fundamental Change Purchase Price upon surrender of such Note).

Conversion. Subject to and upon compliance with the provisions of the Indenture (including without limitation the conditions of conversion of this Note set forth in Article 6 thereof), the Holder hereof has the right, at its option, to convert the Principal Amount hereof or any portion of such principal which is $1,000 or an integral multiple of $1,000 in excess thereof, into shares of Common Stock at the Applicable Conversion Rate. The Conversion Rate is initially 443.6557 shares of Common Stock per $1,000 Principal Amount of Notes (equivalent to an initial Conversion Price of approximately $2.25), subject to adjustment in certain events described in the Indenture. Upon conversion, the Company will deliver shares of Common Stock, and the Early Conversion Payment, if applicable, as set forth in the Indenture. No fractional shares will be issued upon any conversion, but a payment in cash will be made, as provided in the Indenture, in respect of any fraction of a share which would otherwise be issuable upon the surrender of any Notes for conversion. Notes in respect of which a Holder is exercising its right to require repurchase on a Fundamental Change Purchase Date may be converted only if such Holder withdraws the related election to exercise such right in accordance with the terms of the Indenture.

In the event of a deposit or withdrawal of an interest in this Note, including an exchange, transfer, repurchase or conversion of this Note in part only, the Trustee, as custodian of the Depositary, shall make an adjustment on its records to reflect such deposit or withdrawal in accordance with the rules and procedures of the Depositary.

Limitations on Issuance due to Market Regulation. Notwithstanding any provision herein to the contrary, if the payment of interest (including Additional Interest) in Common Stock, or issuance of shares of Common Stock upon conversion of the Notes, would result in the Company exceeding the Exchange Cap, then the Company shall make interest payments, or settle its obligation on conversion, in cash. The Exchange Cap limitation shall not apply in the event that the Company obtains stockholder approval for issuances of shares of Common Stock in excess of such amount and satisfies the requirements of NASDAQ Market Rule 5635. In the event that a Holder seeks to convert such Holder’s Notes into shares of Common Stock in excess of the Exchange Cap, the Company will notify such Holder within three Business Days that the Exchange Cap has been exceeded and that the Company will instead settle such amount in excess of the Exchange Cap in cash and not in shares of Common Stock. In such case, the Company will, by wire transfer of U.S. dollars in immediately available funds to the account designated by the Holder, pay cash to the Holder in an amount equal to the product of (x) the number of shares of Common Stock which would have been issuable upon conversion but cannot be issued as a result of the Exchange Cap and (y) the simple average of the Daily VWAP for Common Stock for the ten consecutive VWAP Trading Days ending on and including the VWAP Trading Day immediately prior to the Conversion Date.

Acceleration of Maturity. Subject to certain exceptions in the Indenture, if an Event of Default shall occur and be continuing, the Principal Amount plus interest through such date on all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Supplement Indentures with Consent of Holders; Waiver of Past Defaults. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate Principal Amount of the outstanding Notes. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate Principal Amount of the outstanding Notes, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past Defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of any provision of or applicable to this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Registration of Transfer and Exchange. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in the United States, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate Principal Amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company and the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and the Registrar and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Registration Rights. Holders of this Note (including any Person that has a beneficial interest in this Note) are entitled to the benefits of the Registration Rights Agreement, which applies to shares of Common Stock issued or issuable upon conversion of the Notes, including in connection with an Early Conversion Payment, or in the payment of interest on the Notes.

In accordance with the terms of the Registration Rights Agreement, during any period in which an Event (each, a “Registration Default”) has occurred and is continuing, the Company will pay Additional Interest from and including the day of such Registration Default to but excluding the day on which such Registration Default has been cured. Additional Interest with respect to a Registration Default will be paid semiannually in arrears, with the first semiannual payment due on the first Interest Payment Date occurring after the Event Date and will accrue at a rate per annum equal to one-half of one percent (0.50%) of the sum of (i) the aggregate principal amount of Notes held by a Holder and (ii) the aggregate principal amount of Notes which were held by a Holder and were subsequently converted into Registrable Securities that have not been registered as of such Event.

Whenever in this Note there is a reference, in any context, to the payment of interest on, or in respect of, any Note as of any time, such reference shall be deemed to include reference to Additional Interest, if any, payable in respect of such Note to the extent that such Additional Interest, if any, is, was or would be so payable at such time, and express mention of Additional Interest, if any, in any provision of this Note shall not be construed as excluding Additional Interest, if any, so payable in those provisions of this Note when such express mention is not made.

Denominations. The Notes are issuable only in registered form in denominations of $1,000 and any integral multiple of $1,000 in excess thereof, as provided in the Indenture and subject to certain limitations therein set forth. Notes are exchangeable for a like aggregate Principal Amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.

This Note and any claim, controversy or dispute arising under or related to this Note shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.